UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 30, 2013

BIOLOGIX HAIR INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54882	27-4588540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

82 Avenue Road, Toronto, Ontario, Canada, M5R 2H2
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(647) 344-5900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

On April 19, 2012, Biologix Hair Inc. (incorporated under the laws of the State of Florida) (“Biologix Florida”), the wholly-owned subsidiary of Biologix Hair Inc. (“we” or “our company”), entered into a share purchase agreement with Biologix Hair Science Ltd. (incorporated under the laws of Barbados) (“Biologix Barbados”) and the shareholders of Biologix Barbados.  Pursuant to the agreement, Biologix Florida acquired 100% of the outstanding securities of Biologix Barbados.  As consideration for all of the outstanding securities of Biologix Barbados, we issued the selling shareholders 4,000,000 shares of common stock of Biologix Florida, and $2,100,000 in cash and $3,900,000 in promissory notes, payable by April 19, 2014, on a pro-rata basis to the selling shareholders.

On April 30, 2013, we entered agreements to convent debt for equity with two of the selling shareholders, Pendolino Investments Ltd. (“Pendolino”) and Gruppen Investments Ltd. (“Gruppen”).  Effective immediately, Pendolino agreed to convert USD$1,887,000 of debt into 943,500 common shares of our company and Gruppen agreed to convert USD$906,500 of debt into 453,250 common shares of our company.  Pursuant to these two agreements, we converted an aggregate of $2,793,500 of debt, payable pursuant to the promissory notes, into 1,396,750 common shares of our company at a conversion price of USD$2.00 per common share.

We issued an aggregate of 1,396,750 common shares of our company to two (2) accredited investors (as that term is defined in Section 4(2) of the Securities Act of 1933) pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Also effective April 30, 2013, Lilia Roberts resigned as a Director and Tom McDermott resigned as a Director and as Chairman of our Board of Directors.  Neither Ms. Roberts’ resignation nor Mr. McDermott’s resignation was the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

The Board of Directors of our company now consists of Ronald Holland and Diego Castresana.  Concurrently with Mr. McDemott’s resignation, we appointed Ronald Holland as Chairman of our board of Directors.

Ronald Holland, President, CEO, Director and Chairman of the Board of Directors

From 1976 to 1980 Ron Holland served as head of the trust department of First Citizens Bank & Trust in Greenville, SC, where he began working in 1975.   From 1980 to 1983 Mr. Holland served as president of International Retirement Consultants, an international consulting firm specializing in retirement planning.  From 1995 to 2001 he served as president of JML Swiss Investment Counselors USA Inc., a Swiss-owned U.S. securities broker/dealer licensed in 47 states of the U.S.

During his tenure at Swiss Investment Counselors USA Mr. Holland developed and introduced several innovative investment products to investors in the U.S., including the first gold IRA program and the first Swiss-franc denominated variable annuity portfolio licensed in the US. Mr. Holland is the author of several books, including The Threat to The Private Pension System and Escape the Pension Trap, and of numerous articles focusing on politics and the investment markets. He speaks frequently at financial conferences around the world, including FreedomFest in Las Vegas and World Economic Summit (the free-market alternative to Davos in the Bahamas).

Mr. Holland was first appointed to our board of directors on January 10, 2013.

Item 7.01	Regulation FD Disclosure

On April 30, 3013 we disseminated a news release regarding the debt conversion described in above items 1.01 and 3.02. wherein the aggregate conversion amount was misstated as being $2,830,500 rather than $2,793,500.  In light of the misstatement, a revised news release was also disseminated on April 30, 2014 disclosing the correct figure.  A copy of the revised and final news release is attached hereto as Exhibit

Item 9.01	Financial Statements and Exhibits

10.1
Share Purchase Agreement among Biologix Hair Inc. (Biologix Florida) and Biologix Hair Science Ltd. (Biologix Barbados) and the selling shareholders of Biologix Barbados dated April 19, 2012 (incorporated by reference to our Current Report on Form 8-K filed on January 14, 2013).

10.2	Form of Agreement to Convert Debt for Equity
99.1	News Release Dated April 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLOGIX HAIR INC.

/s/Ron Holland
Ronald Holland
Chief Executive Officer, President and Director
Date: May 6, 2013